EXHIBIT 99.1



FOR IMMEDIATE RELEASE  Analyst Contact: Stanley H. Gray,
                                        Director of Investor
                                        Relations
                                        540-896-7001

                       Media Contact:   Gail Price, Director of
                                        Corporate Communication
                                        540-896-0406
                                        (home) 540-743-4007


        WLR FOODS, INC. RENAMES SUBSIDIARY WAMPLER FOODS, INC.

Broadway, Virginia, August 6, 1996 --WLR Foods, Inc. (NASDAQ: WLRF) today announced the renaming of its Wampler-Longacre, Inc. subsidiary to Wampler Foods, Inc. The subsidiary is a vertically integrated poultry business that ranks as the second largest turkey company in sales volume, the thirteenth largest chicken company, the eight largest further processed meats company, and a leading poultry exporter.


In making the announcement, WLR Foods, Inc. President and Chief Executive Officer James L. Keeler stated, "This week our quality retail chicken products are being distributed under a new Wampler Foods(R) logo. Eventually, we plan to pack most of our products under this Wampler Foods(R)label and are renaming our subsidiary as part of this market strategy."


Wampler Foods, Inc. President James L. Mason explained, "We found that our consumers and trade partners simply refer to us as Wampler. Therefore, a simplified name and brand strategy only made sense. It allows us to achieve greater efficiencies throughout our organization from purchasing and production all the way to sales and marketing. Consolidation under the Wampler Foods(R) label will allow us to move forward with a more focused marketing effort than our previous multiple brand approach. Wampler Foods(R) more accurately describes our 250+ product lines that span from fresh chicken and turkey
products to deli breasts, salads, and heat and serve entrees.   We
expect to realize significant savings with this change as we consolidate brands to Wampler Foods(R) over the next six months."


The newly designed brand mark builds on the Wampler-Longacre(R) logo replicating its familiar shape and naming border. The newly designed rural scene emphasizes Wampler's family farm heritage and the personal care Wampler products receive.


WLR Foods is a fully integrated provider of high quality turkey and chicken products, primarily under the Wampler Foods(R), Wampler-Longacre(R), Cuddy Family Farms(R), and Round Hill(TM) labels and retail ice under the Cassco(R) label. Wampler Foods, Inc. has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania, close to its major mid-Atlantic markets.


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